Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8

(Form Type)

F.N.B. CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	1,000,000 shares (1)	$11.97(2)	$11,970,000(2)	$92.70 per million dollars	$1,109.62(2)

Debt	Deferred Compensation Obligations	Rule 457(h)	$10,000,000(3)	100%(4)	$10,000,000(4)	$92.70 per million dollars	$927.00(4)

Total Offering Amounts					$21,970,000		$2,306.62

Total Fee Offsets

Net Fee Due							$2,306.62

(1)   Represents 1,000,000 shares of common stock to be issued pursuant to the F.N.B. Corporation Deferred Compensation Plan (the “Plan”), in connection with a participant’s election to invest a portion of his or her interests in such plan in a fund that invests in the common stock of F.N.B. Corporation. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the Plan, for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of high and low prices of the common stock of F.N.B. Corporation as reported on the New York Stock Exchange on April 13, 2022, which was $11.97.

(3)   The deferred compensation obligations to which this Registration Statement relates arise under the Plan, and are unsecured general obligations of F.N.B. Corporation to pay up to $10,000,000 of deferred compensation from time to time in the future pursuant to compensation deferral elections made by participants in the Plan, in accordance with the terms of the Plan. The amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.

(4)   Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee.